Exhibit 10.3

December 1, 2022

Roy Gonzales

[***]

Dear Roy,

On behalf of Ventyx Biosciences, Inc. (the “Company”), I am pleased to set forth the terms of your employment with the Company, should you accept our offer:

1.
You will serve as Vice President of Accounting of the Company. You will be responsible for performing such duties and responsibilities as are customary for your position, as well as such other duties and responsibilities as assigned to you by the Company. You shall report to the Chief Financial Officer of the Company.
2.
You will be classified as an exempt employee. You will receive a monthly salary equal to $23,750, less applicable withholdings. Your salary will be paid bi-weekly in accordance with the Company’s regular payroll practices. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.
3.
You will commence employment on January 19, 2023 (the “Start Date”) or such other date mutually acceptable to you and the Company’s Chief Financial Officer.
4.
Unless you have the prior, written permission of the Company’s Chief Executive Officer, during the term of your employment with the Company, you may not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company or any of its subsidiaries is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company or any of its subsidiaries.
5.
Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors or its authorized committee (in either case, the “Committee”), you will be eligible for a cash bonus with a target amount of 30% of your actual base salary then in effect, based on your individual performance and the Company’s performance during the applicable fiscal year, as determined by the Committee, in its sole discretion. You must be an active employee of the Company on the date any bonus is paid to be eligible for and to earn and receive a bonus. A bonus (if any) earned under this Section 5 shall be paid in accordance with the Company’s bonus or incentive plan then in effect, but in no event, later than March 15th following the calendar year in which the bonus is earned.
6.
Subject to the terms and conditions thereof and all eligibility requirements, you may participate in all benefit programs that the Company establishes and makes available to its employees from time to time. You will also be eligible for paid time off (“PTO”) in accordance with the Company’s PTO policy. The Company may change the benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, at any time.
7.
The Company is committed to complying with federal, state and local law on employee vaccinations. Ventyx promotes and encourages full vaccination status.
8.
Subject to the approval of the Committee, the Company will grant you a stock option (the “Option Grant”) under the Company’s 2021 Equity Incentive Plan (the “Stock Plan”) to purchase 70,000 shares of common stock of the Company at a price per share equal to the fair market value on the date of grant. The Option Grant will be evidenced by and subject to the terms of the Stock Plan and a stock option agreement thereunder provided by the Company (together, with the Stock Plan the “Equity Documents”). Unless otherwise provided by the Committee, 25% of the shares subject to the Option Grant will vest on the one year anniversary of the vesting commencement date, and 1/48th of the shares subject to the Option Grant will vest each month thereafter, in each case subject to your continued status as a Service Provider (as defined in the Stock Plan) through the applicable vesting date.
9.
The Company intends that all payments and benefits provided under this letter or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so be exempt or comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
10.
You will be required to execute the Company’s standard form of At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “At-Will Employment Agreement”) as a condition of your employment with the Company. Among other provisions, the At-Will Employment Agreement provides for the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. We must receive your signed At-Will Employment Agreement before your first day of employment.
11.
You must disclose to the Company all agreements relating to your prior employment or other engagements that may affect your eligibility to be employed by the Company or limit the way you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such confidential information.
12.
As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company’s Employee Handbook.
13.
You are required to provide to the Company documentation of your identity and eligibility for employment in the United States, as required by the Immigration Reform and Control Act of 1986, within three business days of your date of hire. If you do not provide this information, our employment relationship with you may be terminated.
14.
The Company reserves the right to conduct background investigations and/or reference checks on all its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.
15.
The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. This means the Company may terminate your employment at any time for any reason (or no reason) with or without notice. Likewise, you may terminate your employment at any time for any reason (or no reason) with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term.
16.
This letter, along with the At-Will Employment Agreement and the Equity Documents, sets forth the terms of your employment with the Company and supersede any prior representations or agreements, as well as any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, the at-will employment provision, may not be modified or amended, except by a written agreement signed by an executive officer of the Company and you.

If you agree with the employment provisions of this letter, please sign this letter in the space provided below and return it to the Company.

Very Truly Yours,

/s/ Christopher W. Krueger

Name: Christopher W. Krueger
Title: Chief Business Officer

I acknowledge and agree that this offer letter correctly sets forth the terms of my at-will employment by Ventyx Biosciences, Inc. I am not relying on any representations other than those set forth above.

By: /s/ Roy Gonzales	Date: December 4, 2022
Name: Roy Gonzales